May 2, 2000



National Rural Utilities Cooperative
  Finance Corporation
2201 Cooperative Way
Herndon, VA  20171


           National Rural Utilities Cooperative Finance Corporation
                   Member Subordinated Capital Securities
                     Certain Federal Income Tax Matters


Ladies and Gentlemen:

     We have acted as special tax counsel to the National Rural Utilities Cooperative Finance Corporation (the "Issuer") in connection with the preparation of the base prospectus (the "Base Prospectus") filed as a part of the Issuer's registration statement on Form S-3 filed with the Securities and Exchange Commission ("SEC") on November 14, 1995
(No. 33-64231), as amended through the date hereof (the "Registration Statement"), and the prospectus supplement dated as of May 2, 2000 relating to the Base Prospectus (the "Prospectus Supplement," and, together with the Base Prospectus, the "Prospectus") with respect to the offering of up to $400,000,000 of the Issuer's Member Subordinated Capital Securities (the "Securities"). The Securities are being issued pursuant to an indenture dated as of October 15, 1996 (the "Indenture"), between the Issuer and Mellon Bank, N.A., as trustee (the "Trustee").

In rendering the opinion expressed below, we have examined the Prospectus, the Indenture, the forms of the Securities, and such other documents as we have deemed necessary or appropriate as a basis for our opinion. For purposes of our opinion, we have assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as original, (iii) the conformity to original documents of copies of documents supplied to us, (iv) the legal capacity of natural persons, and
(v) the due authorization, execution, and delivery of documents by all parties and the validity and binding effect thereof.

Based on the foregoing and subject to the qualifications stated herein, we are of the opinion that the descriptions of law and legal conclusions contained in the Prospectus under the caption "U.S. Taxation" are correct in all material respects, and the discussion thereunder fairly summarizes the federal income tax considerations that are likely to be material to a purchaser of the Securities.

You should be aware that this opinion represents conclusions as to the application to the Securities of existing law, regulations, administrative rules and practices, and legislative history. There can be no assurance, however, that existing law will not change or that contrary positions will not be taken by the Internal Revenue Service. We do not purport to express an opinion on any laws other than the federal income tax laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton & Williams under the captions "U.S. Taxation" and "Legal Matters" in the Prospectus Supplement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.



                                         Very truly yours,

                                         Hunton & Williams